Exhibit 99.1

Live Oak Bancshares, Inc. Announces Exercise of Over-Allotment Option

Wilmington, North Carolina - July 31, 2015 – Live Oak Bancshares, Inc. (“Live Oak”), parent company and registered bank holding company of Live Oak Banking Company, today announced that the underwriters of its previously announced initial public offering have exercised in full their over-allotment option to purchase an additional 700,000 shares of Live Oak’s voting common stock at the public offering price of $17.00 per share, less customary underwriting discounts and commissions. The additional shares were delivered to the underwriters on July 31, 2015.

Sandler O’Neill & Partners, L.P., Keefe, Bruyette & Woods, Inc., A Stifel Company and SunTrust Robinson Humphrey, Inc. acted as joint book-running managers for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective by the SEC on July 22, 2015 and was amended on July 23, 2015. The registration statement Live Oak has filed with the SEC can be obtained by visiting EDGAR on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities was made only by means of a prospectus, copies of which may be obtained from: Sandler O’Neill + Partners, L.P., Attn: Prospectus Department, 1251 Avenue of the Americas, 6th Floor, New York, New York 10020; emailing syndicate@sandleroneill.com or calling (866) 805-4128, writing to Keefe, Bruyette & Woods, Inc., A Stifel Company, Attn: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019 or calling (800) 966-1559, or writing to SunTrust Robinson Humphrey, Inc., Attn: Prospectus Department, 3333 Peachtree Road NE, 11th Floor, Atlanta, GA 30326; emailing STRH.Prospectus@suntrust.com or calling (404) 926-5744.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. is the parent company and registered bank holding company of Live Oak Banking Company, a national online platform for small business lending.